Exhibit 10.1

VOTING AGREEMENT

VOTING AGREEMENT, dated as of September 14, 2006, by and among LSP Gen Investors, LP, a Delaware limited partnership; LS Power Partners, LP, a Delaware limited partnership; LS Power Associates, L.P., a Delaware limited partnership; LS Power Equity Partners PIE I, LP, a Delaware limited partnership; LS Power Equity Partners, L.P., a Delaware limited partnership (collectively, the “Contributors”) and Chevron U.S.A. Inc., a Pennsylvania corporation (“Shareholder”).

WHEREAS, concurrently herewith, Dynegy Acquisition, Inc., a Delaware corporation (“Newco”), Falcon Merger Sub Co., an Illinois corporation and a wholly owned subsidiary of Newco (“Merger Sub” and, together with Newco, the “Newco Entities”), the Contributors, and Dynegy Inc., an Illinois corporation (“Dynegy”), are entering into a Plan of Merger, Contribution and Sale Agreement (as amended or supplemented from time to time, the “Merger Agreement”; capitalized terms used without definition herein having the meanings ascribed thereto in the Merger Agreement).

WHEREAS, as of September 14, 2006, Shareholder owns and/or has the power to vote, as applicable, the number and type of Shares (as defined in Section 5 below) set forth in Schedule I hereto;

WHEREAS, the Dynegy Board has, prior to the execution of this Agreement, approved and adopted the Merger Agreement, and such approvals and adoption have not been withdrawn;

WHEREAS, approval of the Merger Agreement by Dynegy’s stockholders is a condition to the consummation of the Merger; and

WHEREAS, as a condition to entering into the Merger Agreement, the Contributors have required that Shareholder agree, and Shareholder has so agreed, to enter into this Agreement;

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

Section 1. Agreement to Vote. (a) Shareholder hereby agrees to attend the Dynegy Special Meeting (or any other meeting of stockholders of Dynegy at which the matters contemplated by the Merger Agreement are to be presented to a vote of stockholders of Dynegy), in person or by proxy, and to vote (or cause to be voted) any voting securities of Dynegy that as of the applicable record date Shareholder owns beneficially and has the power to vote (or cause to be voted) (including any such securities acquired hereafter) (collectively, the “Covered Shares”) for approval and adoption of: (i) the Merger Agreement, (ii) the Merger, and (iii) to the extent submitted to the stockholders of Dynegy for approval in connection with the Merger, the other Transactions.

(b) Shareholder hereby agrees to vote (or cause to be voted) any Covered Shares against any Dynegy Takeover Proposal and any related action reasonably required in furtherance thereof, at any meeting of stockholders of Dynegy (including any adjournments or postponements thereof) called to consider and vote on any Dynegy Takeover Proposal.

(c) To the extent inconsistent with the foregoing provisions of this Section 1 or the other provisions of this Agreement, Shareholder hereby revokes any and all previous proxies with respect to the Covered Shares.

(d) Shareholder hereby agrees (i) that it will not exercise any of its rights under Article III, Section 7(B) of Dynegy’s By-laws with respect to the transactions contemplated by the Merger Agreement and (ii) the Second Amended and Restated Shareholder Agreement dated as of May 26, 2006 between Dynegy and Shareholder (the “Shareholder Agreement”) and the Amended and Restated Registration Rights Agreement (Common Stock), dated August 11, 2003, between Dynegy and Shareholder shall terminate as of the Effective Time of the Merger.

(e) Nothing herein contained shall (i) restrict, limit or prohibit any individual who may represent Shareholder on the Dynegy Board from exercising (in his or her capacity as a director or officer) his or her fiduciary duties to the stockholders of Dynegy under applicable law, or (ii) require any individual, in his or her capacity as an officer of Dynegy, to take any action in contravention of, or omit to take any action pursuant to, or otherwise take or refrain from taking any actions which are inconsistent with, instructions or directions of the Dynegy Board undertaken in the exercise of his or her fiduciary duties, provided that nothing in this Section 1(e) shall relieve or be deemed to relieve Shareholder from its obligations under Sections 1 or 2 of this Agreement.

Section 2. No Acquisition of Shares. Shareholder hereby agrees that, from the date hereof to the Closing Date, it will not acquire, directly or indirectly, any voting securities of Dynegy or Newco.

Section 3. Other Covenants and Agreements.

Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be reasonably necessary or appropriate to effectuate, carry out and comply with all of their obligations under this Agreement. Without limiting the generality of the foregoing, neither party shall enter into any agreement or arrangement (or alter, amend or terminate any existing agreement or arrangement) or take any other action (or fail to take any other action) if such action (or failure) would materially impair the ability of any party to effectuate, carry out or comply with all the terms of this Agreement. Each of the Contributors hereby agrees to cooperate with Shareholder in connection with any filings required to be made by Shareholder in connection with the Merger and the transactions contemplated thereby.

Section 4. Representations and Warranties of the Contributors. Each Contributor represents and warrants to Shareholder as follows: (a) this Agreement has been duly authorized by all requisite entity action on the part of such Contributor and its general partner, (b) this Agreement has been duly executed and delivered by a duly authorized officer of such Contributor and (c) this Agreement constitutes a valid and binding agreement of such Contributor, enforceable against it.

Section 5. Representations and Warranties of Shareholder. Shareholder represents and warrants to the Contributors as follows: (a) Shareholder has the corporate power and authority to execute and deliver this Agreement, (b) this Agreement has been duly executed and delivered by Shareholder, (c) this Agreement constitutes the valid and binding agreement of Shareholder, (d) Shareholder has the full power and authority to vote (or cause to be voted) all Covered Shares as contemplated hereby, (e) the securities of Dynegy listed next to the name of Shareholder on Schedule I hereto are the only securities of Dynegy owned by Shareholder and which Shareholder has the power to vote (or cause to be voted) (collectively, the “Shares”), (f) except as provided in the Shareholder Agreement and the Articles of Incorporation and By-Laws of Dynegy, Shareholder is the lawful owner of the Shares listed on Schedule I as owned by it, free and clear of all liens, charges, encumbrances and commitments of every kind, other than this Agreement, and has the power to vote such Shares without any actions on the part of any other party, and (g) the execution and delivery by Shareholder of this Agreement does not violate or breach any law, contract, instrument, agreement or arrangement to which Shareholder is a party or by which Shareholder is bound, except to the extent such violation or breach would not reasonably be expected to prevent or delay performance of such Shareholder’s obligations hereunder.

Section 6. Effectiveness; Termination of Shareholder’s Obligations. It is a condition precedent to the effectiveness of this Agreement that (w) the Merger Agreement shall have been duly executed and delivered by the parties thereto; (x) Dynegy and Shareholder shall have entered into a Registration Rights Agreement in substantially the form attached hereto as Exhibit A; (y) Newco and Shareholder shall have entered into a Registration Rights Agreement in substantially the form attached hereto as Exhibit B; and (z) the Contributors and Shareholder shall have entered into a Lock-Up Agreement in substantially the form attached hereto as Exhibit C. All of the covenants, agreements and obligations of Shareholder under this Agreement shall terminate and be of no further force or effect upon the occurrence of any of the following events: (a) the Dynegy Board shall have withdrawn, amended, modified or qualified its recommendation in favor of the Merger and the other Transactions; (b) the Merger shall not have been consummated on or prior to May 31, 2007; (c) any Contributor and Dynegy shall agree to any amendment or change to the Merger Agreement that (i) changes the Exchange Ratio, (ii) changes the amount or type of consideration to be paid to any Contributor under Section 1.2 of the Merger Agreement, or (iii) is materially disadvantageous to the Shareholder; (d) termination of the Merger Agreement or (e) consummation of the Merger.

Section 7. Miscellaneous.

(a) Notices, Etc. All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by telecopy and confirmed by return telecopy, or three days after being mailed by delivery service that guarantees overnight delivery, in each case to the applicable addresses set forth below:

If to any Contributor, to its address for notices as set forth in the Merger Agreement.

If to the Shareholder:

Chevron U.S.A. Inc.

6001 Bollinger Canyon Road

San Ramon, CA 94583

Attention: General Counsel

Fax: (925) 842-7084

with copies (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP

50 Fremont Street

San Francisco, CA 94105

Attention: Terry Michael Kee

Fax: (415) 983-1200

In either case, with copies (which shall not constitute notice) to:

Dynegy Inc.

1000 Louisiana, Suite 5800

Houston, TX 77002

Attention: General Counsel

Fax: (713) 507-6808

And

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana Street, 44th Floor

Houston, Texas 77002

Attention: Julien R. Smythe

Fax: (713) 236-0822

or to such other address as such party shall have designated by notice so given to each other party.

(b) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by each Contributor and Shareholder.

(c) Assignment; Successors and Assigns. No party may assign this Agreement without the prior written consent of each other party. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns, including without limitation any corporate successor by merger or otherwise, or any party succeeding to the ownership of (or power to vote) Shareholder’s Covered Shares.

(d) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. There are no representations, warranties or covenants by the parties hereto relating to such subject matter other than those expressly set forth in this Agreement.

(e) Severability. If any term of this Agreement or the application thereof to any party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such term to the other party or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by applicable law, provided that in such event the parties shall negotiate in good faith in an attempt to agree to another provision (in lieu of the term or application held to be invalid or unenforceable) that will be valid and enforceable and will carry out the parties’ intentions hereunder.

(f) Specific Performance. The parties acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.

(g) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

(h) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(i) Third Party Beneficiaries. This Agreement is not intended to be for the benefit of and shall not be enforceable by any person or entity who or which is not a party hereto.

(j) Jurisdiction. Each party (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court if any action, suit or proceeding arises in connection with this Agreement and (b) agrees that it will not attempt to defeat or deny such personal jurisdiction by motion or other request for leave from any such court. Each party hereto hereby waives any right to a trial by jury in connection with any such action.

(k) Governing Law. This Agreement and all disputes hereunder shall be governed by and construed and enforced in accordance with the laws of the State of Delaware to the fullest extent possible.

(l) Name, Captions, Gender. The name assigned this Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms.

(m) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

(n) Expenses. Each Contributor and Shareholder shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.

IN WITNESS WHEREOF, the parties have duly executed this Voting Agreement as of the date first above written.

LSP GEN INVESTORS, LP

By:	/s/ FRANK HARDENBERGH
Name:	Frank Hardenbergh
Title:	Authorized Signatory

LS POWER PARTNERS, LP

By:	/s/ FRANK HARDENBERGH
Name:	Frank Hardenbergh
Title:	Authorized Signatory

LS POWER ASSOCIATES, L.P.

By:	/s/ FRANK HARDENBERGH
Name:	Frank Hardenbergh
Title:	Authorized Signatory

LS POWER EQUITY PARTNERS PIE I, LP

By:	/s/ FRANK HARDENBERGH
Name:	Frank Hardenbergh
Title:	Authorized Signatory

LS POWER EQUITY PARTNERS, L.P.

By:	/s/ FRANK HARDENBERGH
Name:	Frank Hardenbergh
Title:	Authorized Signatory

CHEVRON U.S.A. INC.

By:	/s/ MATTHEW J. FOEHR
Name:	Matthew J. Foehr
Title:	Vice-President

SCHEDULE I

SHARES

96,891,014 shares of Class B common stock, no par value per share